      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2000
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933
                           MATRIX PHARMACEUTICAL, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                                     94-2957068
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                               34700 CAMPUS DRIVE
                            FREMONT, CALIFORNIA 94555
                                 (510) 742-9900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                MICHAEL D. CASEY
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           MATRIX PHARMACEUTICAL, INC.
                               34700 CAMPUS DRIVE
                            FREMONT, CALIFORNIA 94555
                                 (510) 742-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:

     THOMAS E. SPARKS, JR., ESQ.                    JAMES R. TANENBAUM, ESQ.
    PILLSBURY MADISON & SUTRO LLP                STROOCK & STROOCK & LAVAN LLP
            P.O. BOX 7880                               180 MAIDEN LANE
   SAN FRANCISCO, CALIFORNIA 94120               NEW YORK, NEW YORK 10038-4982
            (415) 983-1000                               (212) 806-5400

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                              --------------------

                         CALCULATION OF REGISTRATION FEE

                                                           AMOUNT TO BE      PROPOSED       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF SECURITIES               REGISTERED        MAXIMUM      AGGREGATE OFFERING      AMOUNT OF
                    TO BE REGISTERED                                      OFFERING PRICE        PRICE (1)        REGISTRATION FEE
                                                                           PER SHARE (1)
---------------------------------------------------------- -------------- ---------------- ------------------   -----------------
Common Stock, $0.01 par value ...........................    2,500,000        $14.78           $36,950,000         $9,754.80
                                                              shares


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low price reported on the Nasdaq National Market on July 13, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PRELIMINARY PROSPECTUS               Subject to completion, dated July 14, 2000
--------------------------------------------------------------------------------

                                2,500,000 Shares

                           MATRIX PHARMACEUTICAL, INC.

                                  Common Stock

--------------------------------------------------------------------------------


         This prospectus relates to the public offering, which is not being underwritten, of 2,500,000 shares of our common stock by some of our current stockholders. These stockholders acquired the shares directly from us in a private placement completed on July 12, 2000. We will not receive any proceeds from the sale of these shares.

         The selling stockholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders may also sell the shares to or with the assistance of broker-dealers, who may receive compensation in excess of their customary commissions.

         Our common stock is traded on the Nasdaq National Market under the symbol "MATX." On July 13, 2000 the last reported sale price of our common stock was $15.13 per share.

                              ---------------------

         BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 3.

                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements concerning our operations, economic performance and financial condition, including, in particular, our business strategy and means to implement the strategy, our goals, the size of our markets we intend to compete in and the likelihood of our success in developing and expanding our business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond our control and reflect future business conditions which are subject to change. A variety of factors, some of which are set forth under "Risk Factors" in this prospectus, could cause actual results to differ materially from those anticipated and reflected in our forward-looking statements.

         Consequently, all of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements, and you are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to publicly release the results of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus. In addition to the disclosure contained in this prospectus, you should carefully review any disclosure of risks and uncertainties contained in other documents we file or have filed from time to time with the Securities and Exchange Commission according to the Securities Exchange Act of 1934, as amended.

                                    BUSINESS

         Matrix-Registered Trademark- Pharmaceutical, Inc. is a development-stage company that is developing novel drug product candidates for cancer based on its internal research and development capabilities and through in-licensing of product candidates from other pharmaceutical companies.

         We are a leader in the formulation and development of novel pharmaceutical product candidates that are designed to improve the delivery of cancer drugs for more effective treatment of solid tumors. We have applied our expertise in tumor biology and physiology, advanced imaging techniques, pharmaceutical chemistry, polymer chemistry, analytical chemistry and biochemistry, and chemical engineering to develop proprietary systems that facilitate the direct delivery and retention of anticancer agents in solid tumors. We have developed aqueous-based protein gel systems for delivery of water-soluble chemotherapeutic agents and non-aqueous semi-solid systems for delivery of chemotherapeutic agents that are poorly water soluble. Two product candidates that utilize our aqueous-based protein gel systems are currently being evaluated in human clinical trials. These are IntraDose-Registered Trademark- (cisplatin/epinephrine) Injectable Gel and MPI 5020 Radiopotentiator. IntraDose incorporates cisplatin, an established chemotherapeutic agent. MPI 5020 incorporates fluorouracil, another established chemotherapeutic agent.

         In addition to developing product candidates based on our technology, we also license product candidates for development, utilizing our expertise to identify and subsequently implement appropriate development strategies for compounds which we have licensed from others. We are developing FMdC, which we licensed from a third party, as an intravenously-administered therapeutic in non-small cell lung cancer, colorectal cancer, hematologic and other cancers.

                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME CONSUMING, AND UNCERTAIN AND MAY PREVENT US FROM OBTAINING REQUIRED APPROVALS FOR THE
COMMERCIALIZATION OF OUR PRODUCTS OR MAY NEGATIVELY IMPACT THE ONGOING MARKETING OF APPROVED PRODUCTS.

         The pre-clinical and clinical testing, manufacturing, and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including the Food and Drug Administration, or FDA. Among other requirements, the FDA must approve our product candidates, manufacturing processes and production facilities before we may market our products in the United States. Similarly, a foreign governmental authority must typically approve the marketing of a product before that product's manufacturer can market it in a particular foreign country. We have only limited experience in submitting and pursuing regulatory applications. The process of obtaining FDA approvals can be costly, time consuming and subject to unanticipated delays, and we can give no assurance that the FDA will grant us any approvals on a timely basis, or at all. We have no products approved by the FDA and we do not expect to achieve profitable operations unless our product candidates now under development receive FDA and foreign regulatory approval and are thereafter commercialized successfully.

         The process of obtaining FDA regulatory approval involves a number of steps that, taken together, may involve seven years or more from the initiation of clinical trials and require the expenditure of substantial resources. Among other requirements, this process requires that the product candidate undergo extensive pre-clinical and clinical testing to demonstrate its safety and efficacy for its intended uses. We must also file a New Drug Application, or NDA, requesting FDA approval. When a product contains more than one component that contributes to the product's effect, as do some of our current product candidates, the FDA may request that additional data be submitted in order to demonstrate the contribution of each such component to clinical efficacy. Further, when we submit an NDA, the FDA must review and interpret our analysis of the results of our clinical studies submitted as part of the NDA. An FDA interpretation may differ from our analysis and we cannot assure that the FDA will accept our data or our interpretation of that data. In addition, changes in applicable law or FDA policy during the period of product development and FDA regulatory review may result in the delay or rejection of our NDA. Any failure to obtain, or delay in obtaining, FDA approvals would harm our ability to market our proposed products. Moreover, even if FDA approval is granted, the approval may include significant limitations on indicated uses for which a product could be marketed.

         In addition, prior to approval of a product, the FDA must inspect and accept the product's manufacturing facilities as being in compliance with its Good Manufacturing Practices, or GMP, regulations. We cannot assure that the FDA will accept our San Diego manufacturing facility, and failure to receive or maintain such acceptance would prevent us from successfully commercializing our products.

         Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process or after approval, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the NDA holder. In addition, the subsequent discovery of previously unknown problems relating to a marketed product may result in restrictions on such product, manufacturer, or the NDA holder, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

         The processes required by European regulatory authorities before our product candidates can be marketed in Western Europe are similar to those in the United States. We must first complete appropriate pre-clinical laboratory and animal tests as well as analytical product quality tests and then submit a clinical trial exemption or similar documentation before we can initiate human clinical trials. Upon completion of adequate and well-controlled clinical trials in humans that establish that the drug is safe and efficacious, we must obtain regulatory approval from the relevant regulatory authorities.

CLINICAL TRIALS REQUIRED BY THE FDA AND OTHER REGULATORY AGENCIES CAN BE LENGTHY, EXPENSIVE AND MAY NOT PROVIDE POSITIVE RESULTS.

         We have conducted and plan to continue to undertake extensive and costly clinical testing to assess the safety and efficacy of our potential products. If we fail to comply with FDA regulations applicable to clinical testing it could result in delay, suspension, or cancellation of this testing, or refusal by the FDA to accept the results of this testing. In addition, the FDA or we may modify or suspend clinical trials at any time if the FDA concludes that the subjects or patients participating in the trials are being exposed to unacceptable health risks. Further, we cannot assure that human clinical testing will show any current or future product candidate to be safe and effective or provide data suitable for submission to the FDA.

         We are currently conducting multiple clinical trials in the United States and certain foreign countries. The rate of completion of our clinical trials depends upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. We experienced slower than planned accrual of patients in our two recently completed Phase III trials. Delays in completing enrollment in other clinical studies may result in increased costs and delays, which could harm our business. Generally, similar considerations apply to clinical testing that is subject to regulatory oversight by foreign authorities and/or that is intended to be used in connection with foreign marketing applications.

         Additionally, we extended enrollment in a Phase II Intradose trial beyond the original number of patients planned for that study. Final study results may be different from the preliminary outcomes as more patients are entered into the study and as patients are followed for a longer period of time.

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

         We incorporated in 1985 and have experienced significant losses since that date. As of March 31, 2000, our accumulated deficit was $193,123,000. Our net loss for the year ended December 31, 1999 and the 3 months ended March 31, 2000 was $20,998,000 and $5,156,000 respectively. We have not generated revenues from our products or product candidates and expect to incur significant additional losses over the next several years. In order to achieve a profitable level of operations, we must successfully develop products, obtain regulatory approvals for our products, enter into agreements for product commercialization outside the United States, and develop an effective sales and marketing organization in the United States. We cannot assure that we will complete our product development efforts, that we will obtain the required regulatory approvals, that we will manufacture or market any products successfully, or that we will achieve profitability.

WE WILL REQUIRE ADDITIONAL FINANCING TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS. ADDITIONAL FINANCING MAY NOT BE READILY AVAILABLE.

         We have expended and will continue to expend substantial funds to complete the research and development of our product candidates. We may require additional funds for these purposes and for the establishment of sales and marketing functions through additional equity or debt financings, collaborative arrangements with corporate partners or from other sources. We cannot assure that such additional funds will be available on acceptable terms, if at all. Our failure to raise additional funds would require us to scale back or eliminate some or all of our research and development license programs to third parties of products or technologies that we would otherwise seek to develop ourselves. Based on our current operating plan, we believe that our existing capital resources will be adequate to satisfy our capital needs through at least 2001.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE, AND IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY BE UNSUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

         We intend to market and sell some of our product candidates, if successfully developed and approved, through our own dedicated sales force in the United States and through pharmaceutical licensees in Europe. We cannot assure that we will be able to establish a successful direct sales organization or co-promotion or distribution arrangements. In addition, we cannot assure that we will be able to fund our marketing and sales expenses, much of which would be incurred before sales commence. If we fail to establish a marketing and sales capability in the United States or outside the United States we will not be able to successfully commercialize our products.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND MAY NOT BE ABLE TO MANUFACTURE PRODUCTS ON A COMMERCIAL SCALE.

         Our ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize our products will depend in part upon our ability to manufacture our products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including GMP regulations. We closed our manufacturing facilities in San Jose and Milpitas, California in March 1998 and transferred manufacturing personnel to a research and manufacturing facility in San Diego, California that we acquired in 1995 to meet our anticipated long-term commercial scale production requirements. We expect that the San Diego facility and contract manufacturers should provide sufficient production capacity to meet our clinical requirements. We cannot assure that we will be able to validate this facility in a timely manner or that this facility will be adequate for our long-term needs without delaying our ability to meet product demand or to manufacture in a cost-effective manner. We expect to continue to use selected contract manufacturers, in addition to our own manufacturing capability, for some or all of our product components. If we fail to establish additional manufacturing capacity on a timely basis we will not be able to successfully commercialize our products.

OUR DEPENDENCE ON SUPPLIERS FOR MATERIALS COULD IMPAIR OUR ABILITY TO MANUFACTURE OUR PRODUCTS.

         Several of the materials used in our product candidates are available from a limited number of suppliers. These items, including collagen gel and various bulk drug substances, have generally been available to us on commercially reasonable terms. If our manufacturing facilities are not able to produce sufficient quantities of collagen gel in accordance with applicable regulations, we would have to obtain collagen gel from another source and gain regulatory approval for that source. We cannot assure that we would be able to locate an alternative, cost-effective and FDA approvable source of supply for collagen gel.

         We have negotiated and intend to continue to negotiate supply agreements, as appropriate, for the raw materials and components utilized in our products. Any interruption of supply could impair our ability to manufacture our products, complete clinical trials, or commercialize our products. In addition, the issuance in 1996 of a U.S. patent for cisplatin, a chemotherapeutic drug that is the active compound in our IntraDose Injectable Gel product, could limit our ability to commercialize this product in the United States if the newly-issued patent were upheld, if IntraDose were found to infringe that patent, and if we were unable to obtain a license under that patent.

OUR PATENTS AND PROPRIETARY RIGHTS MAY NOT KEEP US FROM INFRINGING THE RIGHTS OF OTHERS OR MAY NOT PROHIBIT POTENTIAL COMPETITORS FROM COMMERCIALIZING PRODUCTS.

         Our success depends in part on our ability to obtain patent protection for our products and to preserve our trade secrets and operate without infringing on the proprietary rights of third parties. We have not conducted an exhaustive patent search and we cannot assure that patents do not exist or could not be filed which would negatively affect our ability to market our products or maintain our competitive position with respect to our products. Additionally, our patents may not prevent others from developing competitive products using related technology. Further, other companies that obtain patents claiming products or processes useful to us may bring infringement actions against us. As a result we may be required to obtain licenses from others to develop, manufacture or market our products. We cannot assure that we will be able to obtain any such licenses on commercially reasonable terms, if at all. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees. We cannot assure that these third parties will not breach these agreements, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed by competitors.

         We cannot assure that the U.S. Patent and Trademark Office, or PTO, will approve our pending patent applications, or that any patent issued to, or licensed by us will provide protection that has commercial significance. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the PTO in proceedings instituted by others or us. In addition, we cannot assure that our patents will afford protection against competitors with similar compounds or technologies, that others will not obtain patents with claims similar to those covered by our patents or applications, or that the patents of others will not adversely affect our ability to conduct our business.

         In 1996, for instance, the PTO granted a composition-of-matter patent for the cytotoxic drug cisplatin in the United States to a pharmaceutical company. This company's licensed use patent on cisplatin as an anti-tumor agent was due to expire in December 1996. We believe on advice of patent counsel that our IntraDose product candidate, which contains cisplatin, does not infringe this new composition-of-matter patent. Moreover, the 7th U.S. District Court found the key claims of this new patent invalid in October 1999. However, if the court's decision is appealed and overturned, and if IntraDose were found to infringe that upheld patent, we cannot assure that we would be able to obtain a license to the patent on commercially reasonable terms, if at all, in order to commercialize IntraDose in the United States.

         We believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws, and recognize that our patent position therefore may be stronger in the United States than abroad. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided by domestic patents.

RAPID TECHNOLOGICAL CHANGE AND SUBSTANTIAL COMPETITION MAY IMPAIR OUR
BUSINESS.

         The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities, as well as substantially more marketing, financial and managerial resources than us, and represent significant competition for us. Acquisitions of, or investments in, competing biotechnology companies by large pharmaceutical companies could increase these competitors' financial, marketing and other resources. We cannot assure that developments by others will not render our products or technologies noncompetitive or that we will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic endpoints than products that we are developing. These competing products may be more effective and less costly than the products that we are developing. In addition, conventional drug therapy, surgery and other more familiar treatments and modalities will compete with our products.

         Any product that we successfully develop and for which we gain regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing and patent protection.

HEALTHCARE REFORM AND RESTRICTIONS ON REIMBURSEMENT MAY LIMIT OUR RETURNS ON OUR PRODUCTS.

         The continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means may affect the future revenues, profitability, and availability of capital for biopharmaceutical companies. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. Specific legislation is currently being reviewed concerning the reimbursement of oncology drugs. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could negatively affect our prospects.

         Our ability to commercialize our products successfully will depend in part on the extent to which appropriate oncology-related reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs. Third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations like HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may limit prices we can charge for our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could impair our ability to sell our products and may negatively affect our business.

IF WE LOSE QUALIFIED MANAGEMENT AND SCIENTIFIC PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN SUCH PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCTS OR WE MAY BE SIGNIFICANTLY DELAYED IN DEVELOPING OUR PRODUCTS.

         Because of the specialized nature of our business, our ability to maintain our competitive position depends on our ability to attract and retain qualified management and scientific personnel. We operate in geographical areas where competition for such critical resources is intense, time consuming and expensive. We cannot assure that we will be able to continue to attract or retain such persons.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE.

         We face an inherent business risk of exposure to product liability and other claims in the event that the use of products during research or commercialization is alleged to have resulted in adverse effects. While we will continue to take precautions, we may not avoid significant product liability exposure. Although we maintain product liability insurance for clinical studies and contract service activities, this coverage may not be adequate. We may not be able to obtain adequate insurance coverage for future clinical or commercial activities at all, or at an acceptable cost. If we are sued for any injury caused by our technology or products, our liability could exceed our assets.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL COULD BE TIME CONSUMING AND COSTLY.

         Our research and development involves the controlled use of hazardous materials, such as cytotoxic drugs, other toxic and carcinogenic chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of this type of accident, we could be held liable for any resulting damages, and any such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. If we fail to comply with such regulations, we could be subject to, among other things, fines and criminal liability.

         Certain chemotherapeutic agents that we employ in our aqueous-based protein systems, Anhydrous Delivery Vehicles, and regional delivery technology are known to have toxic side effects, particularly when used in traditional methods of administration. Each product incorporating a chemotherapeutic agent will require separate FDA approval as a new drug under the procedures specified above. Bovine collagen is a significant component of our protein matrix. Two rare autoimmune connective tissue conditions, polymyositis and dermatomyositis, have been alleged to occur with increased frequency in patients who have received cosmetic collagen treatments. Based upon the occurrence of these conditions, the FDA requested a major manufacturer of bovine collagen products for cosmetic applications to investigate the safety of such uses of its collagen. In October 1991, an expert panel convened by the FDA to examine this issue found no statistically significant relationships between injectable collagen and the occurrence of autoimmune disease, but noted that certain limitations in the available data made it difficult to establish a statistically significant association.

         In addition, bovine sourced materials are of some concern because of transmission of Bovine Spongiform Encephalopathy, or BSE. We have taken precautions to minimize the risk of contamination of our collagen with BSE, including the use of United States-sourced hides. The Committee For Proprietary Medicinal Products, a steering committee of the European Medicines Evaluation Agency, has determined that materials made from bovine skin are unlikely to result in any risk of contamination, indicating minimal risk of transmission of BSE.

OUR STOCK PRICE COULD CONTINUE TO BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM. ADDITIONALLY, WE HAVE NOT DECLARED ANY DIVIDENDS.

         The market price for our common stock has been highly volatile, and, in addition, the market for biopharmaceutical and biotechnology companies' securities has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

         The following factors, among others, could have significant impact on the market for our common stock:

         -   Future announcements concerning us

         -   Future announcements concerning our competitors

         - Future announcements concerning other biopharmaceutical products

         -   Governmental regulation

         -   Developments in patent or other proprietary rights

         - Litigation or public concern as to the safety of products that we or others have developed

         -   Changes or announcements of changes in reimbursement policies

         -   Period to period fluctuations in our operating results

         -   Changes in estimates of our performance by securities analysts

         -   General market conditions

         We have not paid any cash dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future.

OUR ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE POTENTIAL TAKEOVER ATTEMPTS.

         Some of the provisions of our Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Board of Directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders.

         The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no present plans to issue shares of preferred stock. Some of the provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met.

ADDITIONAL OR UPDATED RISK FACTORS

         Prior to making an investment decision with respect to the common stock offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, if any, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered hereby.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

         On July 12, 2000, pursuant to Stock Purchase Agreements, we sold an aggregate of 2,500,000 shares of our common stock to the selling stockholders in a private placement offering. This prospectus covers the resale of the 2,500,000 shares of our common stock issued in connection with the private placement to the selling stockholders.

                            INCOME TAX CONSIDERATIONS

         You should consult your own tax advisor about the income tax issues and consequences of holding and disposing of our common stock.

                              SELLING STOCKHOLDERS

         The following table shows the names of the selling stockholders, and their share ownership information as of July 13, 2000. Share ownership information is based solely upon information furnished to us by the selling stockholders:

                                              Shares of Common Stock       Shares of         Shares Beneficially
                                               Beneficially Held At       Common Stock       Owned After Sale of
                                                  July 13, 2000           Being Offered         Common Stock
                                              ----------------------      -------------     -----------------------
        Selling Stockholder                   Number        Percent*                        Number         Percent
        -------------------                   ------        --------                        ------         -------
SMALLCAP World Fund, Inc.                   1,500,000          5.9%       1,500,000           0               0

UBS O'CONNOR LLC F/B/O UBS GLOBAL
EQUITY ARBITRAGE MASTER LIMITED               750,000          2.9%         750,000           0               0

DOMAIN PUBLIC EQUITY PARTNERS L.P.            250,000          1.0%         250,000           0               0


*  Based on shares outstanding as of April 30, 2000

There has been no material relationship between the selling stockholders and us in the past three years except obligations which arose out of the agreements dated as of July 12, 2000 by and among us and the selling stockholders.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

         - an exchange distribution in accordance with the rules of an exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -        in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

         - the name of each selling stockholder and of the participating broker-dealer(s),

         -        the number of shares involved,

         -        the price at which the shares were sold,

         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

         - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -        other facts material to the transaction.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         Pillsbury Madison & Sutro, LLP, San Francisco, California, will pass on the validity of our common stock being registered. A member of Pillsbury Madison & Sutro LLP has been granted options to purchase 40,000 shares of the our common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our (consolidated) financial statements included in our Annual report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy this registration statement on Form S-3 of which this prospectus is a part (File No. 333- ), as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the Securities and Exchange Commission at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The Securities and Exchange Commission also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants like our company that file electronically.

         The Securities and Exchange Commission allows us to "incorporate by reference" information in this prospectus and other information that we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities that we have registered:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including information in our proxy statement in connection with our 2000 Annual Meeting of Stockholders;

         2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000; and

         3.       Our Current Report on Form 8-K filed July 11, 2000.

         4. The description of our common stock set forth in the registration statement of Form 8-A filed on December 19, 1991, together with amendments nos. one and two on Form 8 filed January 23, 1992 and January 27, 1992, respectively.

         The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

         If you make a request for this information in writing or by telephone, we will provide you without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests for this information should be submitted in writing to: Matrix Pharmaceutical, Inc., 34700 Campus Drive, Fremont, California, 94555; (510) 742-9900 Attn: President.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF MATRIX PHARMACEUTICAL, INC. COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE MATRIX PHARMACEUTICAL COMMON STOCK.

                                -----------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward-Looking Statements ....................................................1
Business ......................................................................2
Risk Factors ..................................................................3
Use of Proceeds ...............................................................9
Selling Stockholders ..........................................................9
Plan of Distribution .........................................................10
Legal Matters ................................................................12
Experts ......................................................................12
Where You Can Find More Information ..........................................13



                                2,500,000 Shares


                                     MATRIX
                              PHARMACEUTICAL, INC.


                                  COMMON STOCK


                               -------------------

                                   PRELIMINARY
                                   PROSPECTUS
                                   JULY , 2000

                               -------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated fees and expenses payable by Matrix Pharmaceutical, Inc. in connection with the issuance and distribution of the securities registered:

             Registration fee...............................................................       $    9,754.80
             Placement Agent Fees...........................................................        1,875,000.00
             Printing, duplicating and engraving expenses...................................            5,000.00
             Legal fees and expenses, other than Blue Sky...................................          150,000.00
             Transfer Agent and Registrar fees..............................................           10,000.00
             Accounting fees and expenses...................................................           50,000.00
             Blue sky fees and expenses.....................................................           10,000.00
             Miscellaneous..................................................................           20,000.20
                                                                                                   -------------
                      Total.................................................................       $2,129,755.00
                                                                                                   =============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against some liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS.

         See the Exhibit Index attached to this Registration Statement and incorporated by reference.

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake:

                           (1) To file during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

                           (2) That, for the purpose of determining any
                  liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (4) For purposes of determining any liability under
                  the Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    EXHIBITS

  EXHIBIT
  NUMBER                 DESCRIPTION
  -------                -----------
  5.1        Opinion of Pillsbury Madison & Sutro LLP
 23.1        Consent of Ernst & Young LLP
 23.2        Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)
 24.1        Power of Attorney (see page II-4)


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 14, 2000.

                                       MATRIX PHARMACEUTICAL, INC.

                                       By: // S // Michael D. Casey
                                          -------------------------------------
                                          Michael D. Casey,
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David G. Ludvigson as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated:  July 14, 2000                  // S // Michael D. Casey
                                       ----------------------------------------
                                       Michael D. Casey
                                       Chairman, President and Chief Executive
                                       Officer (Principal Executive Officer)

Dated:  July 14, 2000                  // S // David G. Ludvigson
                                       ----------------------------------------
                                       David G. Ludvigson
                                       Senior Vice President,
                                       Chief Operating Officer and
                                       Chief Financial Officer
                                       (Principal Financial and Accounting
                                       Officer)

Dated:  July 13, 2000                  // S // J. Stephan Dolezalek
                                       ----------------------------------------
                                       J. Stephan Dolezalek
                                       Director


                                       ----------------------------------------
                                       Stephen B. Howell, M.D.
                                       Director

Dated:  July 13, 2000                  // S // Marvin E. Jaffe, M.D.
                                       ----------------------------------------
                                       Marvin E. Jaffe, M.D.
                                       Director


                                       ----------------------------------------
                                       Bradley G. Lorimer
                                       Director

Dated:  July 14, 2000                  // S // Julius L. Pericola
                                       ----------------------------------------
                                       Julius L. Pericola
                                       Director